Exhibit 99.1

Charles River Laboratories Announces Second-Quarter 2020 Results

– Second-Quarter Revenue of $682.6 Million –

– Second-Quarter GAAP Earnings per Share of $1.34 and Non-GAAP Earnings per Share of $1.58 –

– Increases 2020 Guidance –

– Announces Proposed Acquisition of Cellero in the High-Growth Cell Therapy Market –

WILMINGTON, Mass.--(BUSINESS WIRE)--August 5, 2020--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the second quarter of 2020. For the quarter, revenue was $682.6 million, an increase of 3.8% from $657.6 million in the second quarter of 2019.

Acquisitions contributed 3.2% to consolidated second-quarter revenue growth. The impact of foreign currency translation reduced reported revenue growth by 0.8%. Excluding the effect of these items, organic revenue growth was 1.4%, driven by the Discovery and Safety Assessment and Manufacturing Support segments. Revenue growth in these segments was largely offset by a revenue decline in the Research Models and Services segment, due principally to the impact of the COVID-19 pandemic.

On a GAAP basis, second-quarter net income attributable to common shareholders was $67.4 million, an increase of 54.2% from net income of $43.7 million for the same period in 2019. Second-quarter diluted earnings per share on a GAAP basis were $1.34, an increase of 52.3% from $0.88 for the second quarter of 2019. The GAAP net income and earnings per share increases were primarily driven by a gain from the Company’s venture capital and other strategic investments of $0.38 per share in the second quarter of 2020, compared to a $0.07 loss for the same period in 2019. The Company’s venture capital and other strategic investment performance has been excluded from non-GAAP results.

On a non-GAAP basis, net income was $79.6 million for the second quarter of 2020, a decrease of 1.9% from $81.1 million for the same period in 2019. Second‑quarter diluted earnings per share on a non-GAAP basis were $1.58, a decrease of 3.1% from $1.63 per share for the second quarter of 2019. The non-GAAP net income and earnings per share decreases were primarily related to lower revenue and operating income in the Research Models and Services segment, as a result of the impact of the COVID-19 pandemic.

James C. Foster, Chairman, President and Chief Executive Officer, said, “Charles River has never been as essential to our diverse and growing client base as we are today. As they increase their use of our flexible and efficient early-stage solutions, our clients are better able to navigate the evolving COVID-19 crisis. By partnering with us, clients have continued to move their life-saving programs forward across a wide range of therapeutic areas, as well as to develop therapeutics aimed at treating and ultimately preventing COVID-19.”

Mr. Foster continued, “As anticipated, we experienced challenges related to COVID-19 in the second quarter, principally in the RMS segment; however, the resilience of our business model enabled us to weather these challenges extremely well. This resilience is demonstrated by our second-quarter financial performance, which widely exceeded our expectations. The outperformance was due in part to the tireless efforts of our dedicated staff; the effectiveness of our comprehensive business continuity plans that enabled us to keep our operating sites open and adequately staffed; and persistent client demand across most of our businesses, driven by robust biotech funding and continued innovation that is generating scientific breakthroughs. We were also pleased that clients of our research models business began to gradually resume activities at their research sites during the second quarter, which was earlier than anticipated.”

“Based on our second-quarter performance and our current belief that the COVID-19-related headwinds will be more moderate than previously anticipated, we are increasing our revenue growth and earnings per share guidance for 2020. We believe the global scale, broad scientific capabilities, and flexible outsourcing solutions of our leading, early-stage portfolio continue to differentiate us in the marketplace and are enabling us to withstand the initial challenges of the COVID-19 pandemic,” Mr. Foster concluded.

Second-Quarter Segment Results

Research Models and Services (RMS)

Revenue for the RMS segment was $116.5 million in the second quarter of 2020, a decrease of 14.3% from $136.1 million in the second quarter of 2019. The HemaCare acquisition, which was completed on January 3, 2020, contributed 4.7% to second-quarter RMS revenue. Organic revenue declined by 18.4%, principally due to the impact of the COVID-19 pandemic, which reduced total RMS revenue by approximately $35 million in the second quarter. The COVID-19 pandemic had a meaningful impact on worldwide demand for research models due to closures and reduced on-site activities at the research sites of academic institutions and biopharmaceutical clients in North America, Europe, and Asia, as well as demand for HemaCare’s cellular products. RMS clients in each region began to gradually resume activities at their research sites during the second quarter, particularly in Europe and Asia, which resulted in an improvement in client ordering trends in June. The RMS revenue decline was partially offset by higher revenue for research model services, particularly the Genetically Engineered Models and Services (GEMS) and the Insourcing Solutions (IS) businesses.

In the second quarter of 2020, the RMS segment’s GAAP operating margin decreased to 3.3% from 23.2% in the second quarter of 2019. On a non-GAAP basis, the operating margin decreased to 9.1% from 25.5% in the second quarter of 2019. The GAAP and non-GAAP operating margin decreases were primarily the result of the lower sales volume in the research models and HemaCare businesses due to the impact of the COVID-19 pandemic. The GAAP operating margin also declined due to acquisition-related amortization costs associated with HemaCare.

Discovery and Safety Assessment (DSA)

Revenue for the DSA segment was $442.6 million in the second quarter of 2020, an increase of 9.1% from $405.5 million in the second quarter of 2019. The Citoxlab acquisition contributed 3.7% to DSA revenue growth. Organic revenue growth of 6.2% was driven by strong demand in both the Discovery Services and Safety Assessment businesses, partially offset by a small impact from study slippage related to the COVID-19 pandemic.

In the second quarter of 2020, the DSA segment’s GAAP operating margin increased to 16.3% from 15.7% in the second quarter of 2019. On a non-GAAP basis, the operating margin increased to 23.2% from 21.1% in the second quarter of 2019. The GAAP and non-GAAP operating margin increases were driven primarily by operating leverage from higher revenue in both the Discovery Services and Safety Assessment businesses, as well as the benefit of operating efficiency initiatives, including temporary cost reductions associated with our COVID-19 response.

Manufacturing Support (Manufacturing)

Revenue for the Manufacturing segment was $123.5 million in the second quarter of 2020, an increase of 6.4% from $116.0 million in the second quarter of 2019. Organic revenue growth was 8.0%, driven primarily by strong demand in the Biologics Testing Solutions (Biologics) and Avian Vaccine businesses. Second-quarter revenue growth for the Microbial Solutions business was affected by reduced client activity and delayed instrument installations related to the COVID-19 pandemic.

In the second quarter of 2020, the Manufacturing segment’s GAAP operating margin increased to 34.8% from 28.6% in the second quarter of 2019. On a non-GAAP basis, the operating margin increased to 37.4% from 30.9% in the second quarter of 2019. The GAAP and non-GAAP operating margin increases were driven primarily by enhanced operating efficiency in the Microbial Solutions businesses, and operating leverage from higher revenue in the Biologics and Avian Vaccine businesses.

Proposed Acquisition of Cellero

On August 4, Charles River Laboratories signed a definitive agreement to acquire Cellero, LLC, a premier provider of cellular products for cell therapy developers and manufacturers worldwide. Cellero will complement Charles River’s recent acquisition of HemaCare by enhancing the supply of critical biomaterials, including a wide range of human-derived primary cell types to support the discovery, development, and manufacture of cell therapies.

The addition of Cellero will enhance Charles River’s unique, comprehensive solutions for the high-growth cell therapy market, strengthening its ability to help accelerate clients’ critical programs from basic research and proof-of-concept to regulatory approval and commercialization. It will also expand Charles River’s access to high-quality, human-derived biomaterials with Cellero’s donor sites in both the eastern and western United States. Following the acquisition of Cellero, the Company expects to generate revenue growth for human-derived cellular products, including HemaCare, of at least 30% annually over the next five years, beginning in 2021.

The proposed purchase price will be approximately $38 million in cash, and the transaction is expected to close in August, subject to customary closing conditions. Cellero is expected to be reported as part of Charles River’s RMS segment.

Increases 2020 Guidance

The Company is increasing its 2020 financial guidance, which was previously provided on May 7, 2020, as a result of the better-than-expected second quarter performance and its expectations that the revenue loss from the COVID-19 pandemic will be approximately $100 million in 2020, which is favorable to its prior estimate of $135 to $215 million.

The Company’s revised guidance for revenue growth, earnings per share, and free cash flow is as follows:

2020 GUIDANCE (1)	CURRENT	PRIOR
Revenue growth, reported	7.5% – 9.0%	4.5% – 8.0%
Less: Contribution from acquisitions (2)	~(4.0%)	~(4.0%)
Unfavorable/(favorable) impact of foreign exchange	~0.5%	0.5% – 1.0%
Revenue growth, organic (3)	4.0% – 5.5%	1.5% – 4.5%
GAAP EPS estimate	$4.70 – $5.00	$4.25 – $4.60
Acquisition-related amortization (4)	~$1.75	$1.75 – $1.80
Charges related to global efficiency initiatives (5)	$0.25 – $0.30	~$0.05
Acquisition-related adjustments (6)	$0.20 – $0.25	~$0.20
Other items (7)	$0.25 – $0.32	$0.25 – $0.32
Venture capital and other strategic investment losses/(gains), net (8)	($0.20)	$0.18
Non-GAAP EPS estimate	$7.05 – $7.35	$6.75 – $7.10
Free cash flow (9)	$350 – $365 million	$325 – $350 million

Footnotes to Guidance Table:
(1) The proposed acquisition of Cellero has not been included in the Company’s current financial guidance since the transaction has not yet been completed.
(2) The contribution from acquisitions reflects only those acquisitions that have been completed.
(3) Organic revenue growth is defined as reported revenue growth adjusted for acquisitions and foreign currency translation.
(4) Acquisition-related amortization includes an estimate of approximately $0.25 for the impact of the HemaCare acquisition as the purchase price allocation has not been finalized.

(5) These charges, which primarily include severance and other costs, relate primarily to the Company’s planned efficiency initiatives. Other projects in support of global productivity and efficiency initiatives are expected, but these charges reflect only the decisions that have already been finalized.

(6) These adjustments are related to the evaluation and integration of acquisitions, and primarily include transaction, advisory, and certain third-party integration costs, as well as certain costs associated with acquisition-related efficiency initiatives.

(7) These items primarily relate to charges of $0.15-$0.22 associated with the planned termination of the Company’s U.S. pension plan in the second half of 2020, as well as charges of approximately $0.10 primarily associated with U.S. and international tax legislation that necessitated changes to the Company’s international financing structure.

(8) Venture capital and other strategic investment performance only includes recognized gains or losses. The Company does not forecast the future performance of these investments.

(9) The reconciliation of the current 2020 free cash flow guidance is as follows: Cash flow from operating activities of $480-$495 million, less capital expenditures of approximately $130 million, results in free cash flow of $350-$365 million.

Webcast

Charles River has scheduled a live webcast on Wednesday, August 5, at 9:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of GAAP financial measures to non-GAAP financial measures on the website.

Estimates of COVID-19 Impact

In this press release, the Company has provided its estimates for the impact from the COVID-19 pandemic, including on the Company's revenue. These estimates were determined using methodologies and assumptions that vary depending on the specific reporting segment and situation. For the Research Models and Services segment, estimates were primarily based on comparisons to daily historical research model sales volumes prior to the COVID-19 pandemic and the subsequent reduction in research model order activity associated with our clients’ COVID-19 pandemic-related site closures and/or their reduced on-site activity, as well as our discussions with clients, particularly of our research model services and HemaCare businesses, with regard to revenue expectations and operational impacts from the COVID-19 pandemic. For the Discovery and Safety Assessment segment, estimates were based on multiple factors including, but not limited to, discussions with clients with regard to the cause of delays to discovery projects and safety assessment studies, location-specific actions to ensure employee safety in our facilities, the impact of remote versus in-person activities and services, and supply chain delays and other resource constraints. For the Manufacturing Support segment, estimates were based on multiple factors including, but not limited to, analysis of the sales impact due to the COVID-19 pandemic, assessments of idle instruments and the related revenue stream due to the inability to access clients’ sites, as well as discussions with clients with regard to their revenue expectations and operations. Further, we assumed for the purposes of formulating these estimates that (1) restrictions on economic activity, including stay-in-place orders and other similar government actions, will largely not be re-imposed for the remainder of the fiscal year; (2) the global economy, as it relates to demand for Charles River’s products and services, will gradually improve through the remainder of 2020; and (3) most of the Company’s essential personnel will be able to work on-site and that it will have the adequate supplies and resources to support its businesses. In addition, the estimated revenue loss related to COVID-19 is expected to be partially offset by incremental work on clients’ COVID-19 programs. Because these estimates and assumptions involve risks and uncertainties, actual events and results may differ materially from these estimates and assumptions, and Charles River assumes no obligation and expressly disclaims any duty to update them.

Non-GAAP Reconciliations

The Company reports non-GAAP results in this press release, which exclude often-one-time charges and other items that are outside of normal operations. A reconciliation of GAAP to non-GAAP results is provided in the schedules at the end of this press release.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude the amortization of intangible assets, and other charges related to our acquisitions; expenses associated with evaluating and integrating acquisitions and divestitures, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate, or divest; severance and other costs associated with our efficiency initiatives; the write-off of deferred financing costs and fees related to debt financing; third-party costs associated with the remediation of unauthorized access into our information systems detected in March 2019; the non-cash tax benefit related to our international financing structure; charges related to the planned settlement of our U.S. pension plan; charges recorded in connection with the modification of our option to purchase equity in one of our joint ventures; and investment gains or losses associated with our venture capital and other strategic investments. This press release also refers to our revenue in both a GAAP and non-GAAP basis: “constant currency,” which we define as reported revenue growth adjusted for the impact of foreign currency translation, and “organic revenue growth,” which we define as reported revenue growth adjusted for foreign currency translation, acquisitions, and divestitures. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. Commencing in the first quarter of 2019, we exclude the performance of our venture capital and other strategic investments due to the determination that such investment gains or losses are not core to our overall operations. There are limitations in using non-GAAP financial measures, as they are not presented in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions and divestitures (and in certain cases, the evaluation of such acquisitions and divestitures, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities and their underlying associated costs, such as business acquisitions, generally occur periodically but on an unpredictable basis. We calculate non-GAAP integration costs to include third-party integration costs incurred post-acquisition. Presenting revenue on an organic basis allows investors to measure our revenue growth exclusive of acquisitions, divestitures, and foreign currency exchange fluctuations more clearly. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations presented in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “would,” “may,” “estimate,” “plan,” “outlook,” and “project,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding the impact of the COVID-19 pandemic; the projected future financial performance of Charles River and our specific businesses; the future demand for drug discovery and development products and services, including our expectations for future revenue trends; our expectations with respect to the impact of acquisitions, including the acquisition of HemaCare and Cellero, on the Company, our service offerings, client perception, strategic relationships, revenue, revenue growth rates, and earnings; the development and performance of our services and products, including our investments in our portfolio; market and industry conditions including the outsourcing of services and spending trends by our clients; and Charles River’s future performance as delineated in our revised forward-looking guidance, and particularly our expectations with respect to revenue, the impact of foreign exchange, enhanced efficiency initiatives, and the assumptions surrounding the COVID-19 pandemic that form the basis for our revised annual guidance. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the COVID-19 pandemic, its duration, its impact on our business, results of operations, financial condition, liquidity, business practices, operations, suppliers, third party service providers, clients, employees, industry, ability to meet future performance obligations, ability to efficiently implement advisable safety precautions, and internal controls over financial reporting; the COVID-19 pandemic’s impact on client demand, the global economy and financial markets; the ability to successfully integrate businesses we acquire; the timing and magnitude of our share repurchases; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our clients; the ability to convert backlog to revenue; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; the impact of Brexit; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 11, 2020 and the Quarterly Report on Form 10-Q as filed on May 7, 2020, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this press release except as required by law.

About Charles River

Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 1
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Service revenue	$550,561	$505,880	$1,097,153	$956,822
Product revenue	132,023	151,688	292,490	305,315
Total revenue	682,584	657,568	1,389,643	1,262,137
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	374,938	345,369	747,762	662,169
Cost of products sold (excluding amortization of intangible assets)	75,408	74,095	157,582	150,087
Selling, general and administrative	127,712	135,941	257,613	258,515
Amortization of intangible assets	27,758	22,395	55,637	41,806
Operating income	76,768	79,768	171,049	149,560
Other income (expense):
Interest income	276	274	592	453
Interest expense	(19,352)	(20,835)	(34,419)	(30,822)
Other income (expense), net	26,260	(213)	2,189	6,093
Income from operations, before income taxes	83,952	58,994	139,411	125,284
Provision for income taxes	16,284	14,685	20,906	25,287
Net income	67,668	44,309	118,505	99,997
Less: Net income attributable to noncontrolling interests	233	581	301	1,136
Net income attributable to common shareholders	$67,435	$43,728	$118,204	$98,861

Earnings per common share
Net income attributable to common shareholders:
Basic	$1.36	$0.90	$2.39	$2.03
Diluted	$1.34	$0.88	$2.36	$1.99

Weighted-average number of common shares outstanding;
Basic	49,553	48,772	49,371	48,615
Diluted	50,246	49,662	50,118	49,599

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 2
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share amounts)

	June 27, 2020	December 28, 2019
Assets
Current assets:
Cash and cash equivalents	$402,020	$238,014
Trade receivables, net	532,531	514,033
Inventories	168,366	160,660
Prepaid assets	66,746	52,588
Other current assets	65,062	56,030
Total current assets	1,234,725	1,021,325
Property, plant and equipment, net	1,028,005	1,044,128
Operating lease right-of-use assets, net	169,192	140,085
Goodwill	1,735,641	1,540,565
Client relationships, net	732,221	613,573
Other intangible assets, net	73,970	75,840
Deferred tax assets	42,759	44,659
Other assets	224,371	212,615
Total assets	$5,240,884	$4,692,790

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Current portion of long-term debt and finance leases	$53,713	$38,545
Accounts payable	82,978	111,498
Accrued compensation	167,957	158,617
Deferred revenue	170,410	171,805
Accrued liabilities	144,239	139,118
Other current liabilities	108,639	90,598
Total current liabilities	727,936	710,181
Long-term debt, net and finance leases	2,207,157	1,849,666
Operating lease right-of-use liabilities	147,348	116,252
Deferred tax liabilities	201,792	167,283
Other long-term liabilities	176,042	182,933
Total liabilities	3,460,275	3,026,315
Redeemable noncontrolling interests	23,884	28,647
Equity:
Preferred stock, $0.01 par value; 20,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 120,000 shares authorized; 49,804 shares issued and 49,659 shares outstanding as of June 27, 2020, and 48,936 shares issued and 48,936 shares outstanding as of December 28, 2019	498	489
Additional paid-in capital	1,590,117	1,531,785
Retained earnings	398,533	280,329
Treasury stock, at cost, 145 and 0 shares, as of June 27, 2020 and December 28, 2019, respectively	(23,793)	-
Accumulated other comprehensive loss	(212,714)	(178,019)
Total equity attributable to common shareholders	1,752,641	1,634,584
Noncontrolling interest	4,084	3,244
Total equity	1,756,725	1,637,828
Total liabilities, redeemable noncontrolling interests and equity	$5,240,884	$4,692,790

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 3
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	June 27, 2020	June 29, 2019
Cash flows relating to operating activities
Net income	$118,505	$99,997
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114,468	94,504
Stock-based compensation	24,103	29,404
Deferred income taxes	148	(1,347)
Gain on venture capital and strategic equity investments, net	(11,876)	(6,321)
Other, net	10,487	3,312
Changes in assets and liabilities:
Trade receivables, net	(19,371)	(36,538)
Inventories	(1,901)	(2,565)
Accounts payable	(25,619)	18,195
Accrued compensation	8,728	(25,421)
Deferred revenue	(3,273)	(241)
Customer contract deposits	8,276	(10,918)
Other assets and liabilities, net	8,221	(17,649)
Net cash provided by operating activities	230,896	144,412
Cash flows relating to investing activities
Acquisition of businesses and assets, net of cash acquired	(382,250)	(492,381)
Capital expenditures	(52,521)	(41,512)
Purchases of investments and contributions to venture capital investments	(12,064)	(14,753)
Proceeds from sale of investments	5,681	15
Other, net	(1,157)	(607)
Net cash used in investing activities	(442,311)	(549,238)
Cash flows relating to financing activities
Proceeds from long-term debt and revolving credit facility	1,411,953	1,485,731
Proceeds from exercises of stock options	36,608	23,853
Payments on long-term debt, revolving credit facility, and finance lease obligations	(1,045,235)	(1,076,761)
Purchase of treasury stock	(23,793)	(17,883)
Other, net	(4,417)	(10,516)
Net cash provided by financing activities	375,116	404,424
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	295	5,670
Net change in cash, cash equivalents, and restricted cash	163,996	5,268
Cash, cash equivalents, and restricted cash, beginning of period	240,046	197,318
Cash, cash equivalents, and restricted cash, end of period	$404,042	$202,586

Supplemental cash flow information:
Cash and cash equivalents	$402,020	$200,589
Restricted cash included in Other current assets	465	498
Restricted cash included in Other assets	1,557	1,499
Cash, cash equivalents, and restricted cash, end of period	$404,042	$202,586

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 4
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)(1)
(in thousands, except percentages)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Research Models and Services
Revenue	$116,549	$136,054	$262,545	$273,226
Operating income	3,844	31,512	31,217	69,344
Operating income as a % of revenue	3.3%	23.2%	11.9%	25.4%
Add back:
Amortization related to acquisitions	5,919	349	11,571	701
Severance	509	565	500	725
Acquisition related adjustments (2)(3)	292	2,201	577	2,201
Site consolidation costs, impairments and other items	30	76	259	257
Total non-GAAP adjustments to operating income	$6,750	$3,191	$12,907	$3,884
Operating income, excluding non-GAAP adjustments	$10,594	$34,703	$44,124	$73,228
Non-GAAP operating income as a % of revenue	9.1%	25.5%	16.8%	26.8%

Depreciation and amortization	$9,126	$4,981	$17,878	$9,303
Capital expenditures	$6,621	$5,049	$12,033	$9,161

Discovery and Safety Assessment
Revenue	$442,564	$405,517	$881,247	$759,714
Operating income	72,241	63,514	144,524	110,219
Operating income as a % of revenue	16.3%	15.7%	16.4%	14.5%
Add back:
Amortization related to acquisitions	23,128	19,772	46,135	36,507
Severance	3,481	672	3,564	685
Acquisition related adjustments (3)	1,095	1,738	2,384	3,992
Site consolidation costs, impairments and other items	2,934	-	2,934	-
Total non-GAAP adjustments to operating income	$30,638	$22,182	$55,017	$41,184
Operating income, excluding non-GAAP adjustments	$102,879	$85,696	$199,541	$151,403
Non-GAAP operating income as a % of revenue	23.2%	21.1%	22.6%	19.9%

Depreciation and amortization	$41,101	$37,549	$82,431	$71,333
Capital expenditures	$16,175	$15,141	$30,904	$23,989

Manufacturing Support
Revenue	$123,471	$115,997	$245,851	$229,197
Operating income	42,930	33,141	84,042	64,640
Operating income as a % of revenue	34.8%	28.6%	34.2%	28.2%
Add back:
Amortization related to acquisitions	2,217	2,274	4,464	4,598
Severance	1,396	74	1,652	301
Acquisition related adjustments (3)	(423)	106	(421)	156
Site consolidation costs, impairments and other items	-	297	-	1,305
Total non-GAAP adjustments to operating income	$3,190	$2,751	$5,695	$6,360
Operating income, excluding non-GAAP adjustments	$46,120	$35,892	$89,737	$71,000
Non-GAAP operating income as a % of revenue	37.4%	30.9%	36.5%	31.0%

Depreciation and amortization	$6,236	$5,782	$12,602	$11,587
Capital expenditures	$3,037	$4,272	$8,198	$7,878

Unallocated Corporate Overhead	$(42,247)	$(48,399)	$(88,734)	$(94,643)
Add back:
Acquisition related adjustments (3)	869	12,470	7,852	17,892
Other items (4)	(463)	1,029	(750)	1,029
Total non-GAAP adjustments to operating expense	$406	$13,499	$7,102	$18,921
Unallocated corporate overhead, excluding non-GAAP adjustments	$(41,841)	$(34,900)	$(81,632)	$(75,722)

Total
Revenue	$682,584	$657,568	$1,389,643	$1,262,137
Operating income	76,768	79,768	171,049	149,560
Operating income as a % of revenue	11.2%	12.1%	12.3%	11.8%
Add back:
Amortization related to acquisitions	31,264	22,395	62,170	41,806
Severance	5,386	1,311	5,716	1,711
Acquisition related adjustments (2)(3)	1,833	16,515	10,392	24,241
Site consolidation costs, impairments and other items (4)	2,501	1,402	2,443	2,591
Total non-GAAP adjustments to operating income	$40,984	$41,623	$80,721	$70,349
Operating income, excluding non-GAAP adjustments	$117,752	$121,391	$251,770	$219,909
Non-GAAP operating income as a % of revenue	17.3%	18.5%	18.1%	17.4%

Depreciation and amortization	$57,208	$49,146	$114,468	$94,504
Capital expenditures	$26,800	$24,781	$52,521	$41,512
(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	This amount represents a $2.2 million charge recorded in connection with the modification of the option to purchase the remaining 8% equity interest in Vital River in the three and six months ended June 29, 2019.
(3)	These adjustments are related to the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration.
(4)	This amount relates to third-party costs, net of insurance reimbursements, associated with the remediation of the unauthorized access into the Company's information systems which was detected in March 2019.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 5
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (UNAUDITED)(1)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Net income attributable to common shareholders	$67,435	$43,728	$118,204	$98,861
Add back:
Non-GAAP adjustments to operating income (Refer to Schedule 4)	40,984	41,623	80,721	70,349
Venture capital and strategic equity investment (gains) losses, net	(23,911)	4,254	(11,876)	(6,321)
Tax effect of non-GAAP adjustments:
Non-cash tax benefit related to international financing structure (2)	1,113	-	2,186	-
Tax effect of the remaining non-GAAP adjustments	(6,020)	(8,491)	(17,824)	(12,371)
Net income attributable to common shareholders, excluding non-GAAP adjustments	$79,601	$81,114	$171,411	$150,518

Weighted average shares outstanding - Basic	49,553	48,772	49,371	48,615
Effect of dilutive securities:
Stock options, restricted stock units and performance share units	693	890	747	984
Weighted average shares outstanding - Diluted	50,246	49,662	50,118	49,599

Earnings per share attributable to common shareholders:
Basic	$1.36	$0.90	$2.39	$2.03
Diluted	$1.34	$0.88	$2.36	$1.99

Basic, excluding non-GAAP adjustments	$1.61	$1.66	$3.47	$3.10
Diluted, excluding non-GAAP adjustments	$1.58	$1.63	$3.42	$3.03
(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	This adjustment relates to the recognition of deferred tax assets expected to be utilized as a result of changes to the Company's international financing structure.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 6
RECONCILIATION OF GAAP REVENUE GROWTH
TO NON-GAAP REVENUE GROWTH, ORGANIC (UNAUDITED) (1)

Three Months Ended June 27, 2020	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	3.8%	(14.3)%	9.1%	6.4%
Decrease due to foreign exchange	0.8%	0.6%	0.8%	1.6%
Contribution from acquisitions (2)	(3.2)%	(4.7)%	(3.7)%	- %
Non-GAAP revenue growth, organic (3)	1.4%	(18.4)%	6.2%	8.0%

Six Months Ended June 27, 2020	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	10.1%	(3.9)%	16.0%	7.3%
Decrease due to foreign exchange	0.8%	0.7%	0.6%	1.5%
Contribution from acquisitions (2)	(6.2)%	(6.8)%	(7.9)%	- %
Non-GAAP revenue growth, organic (3)	4.7%	(10.0)%	8.7%	8.8%
(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.
(2)	The contribution from acquisitions reflects only completed acquisitions.
(3)	Organic revenue growth is defined as reported revenue growth adjusted for acquisitions and foreign exchange.

Contacts

Investor Contacts:
Todd Spencer
Corporate Vice President,
Investor Relations
781.222.6455
todd.spencer@crl.com

Media Contact:
Amy Cianciaruso
Corporate Vice President,
Public Relations
781.222.6168
amy.cianciaruso@crl.com